Exhibit 10.1

THIS ASSET SALE AND PURCHASE AGREEMENT made as of October 16, 2022.

BY AND BETWEEN: N REAL ESTATE L.P., a limited partnership formed under the laws of the Province of Ontario, having its domicile at 6200-100 King Street West, 1 First Canadian Place, Toronto, (Ontario), M5X 1B8, herein acting and represented by its general partner, 9463-5455 Québec Inc., a corporation duly incorporated under the Business Corporations Act (Québec), with its registered office at 100-545 Promenade du Centropolis, Laval, (Québec), H7T 0A3, herein acting and represented by Ray Silcock, duly authorized hereof as he so declares;

(“N Real Estate”)

AND: NEPTUNE WELLNESS SOLUTIONS INC., a corporation governed by the Business Corporations Act (Québec) with its registered office at 100-545, Promenade du Centropolis, Laval (Québec) H7T 0A3, herein acting and represented by Ray Silcock, duly authorized hereof as he so declares;

(“NWS”)

AND: 9354-7537 QUEBEC INC., a corporation governed by the Business Corporations Act (Québec) with its registered office at 100-545, Promenade du Centropolis, Laval (Québec) H7T 0A3, herein acting and represented by Ray Silcock, duly authorized hereof as he so declares;

(“9354-7537” and, together with N Real Estate and NWS, the “Vendors” and each a “Vendor”)

AND: PURCANN PHARMA INC., a corporation duly incorporated under the Business Corporations Act (Québec) with its registered office at 2480, Parc Technologique Boulevard, Québec (Québec) G1P 4S6, herein acting and represented by M. Hugo St-Laurent, duly authorized hereof as he so declares;

(the “Purchaser”)

WHEREAS Vendors own the Purchased Assets (as defined below), including a cannabis plant located at 795-845 Pépin Street, City of Sherbrooke (Québec), and related assets and installations specifically forming part of the Purchased Assets;

WHEREAS Vendors desire to sell the Purchased Assets to Purchaser and Purchaser has agreed to purchase the Purchased Assets from Vendors, the whole subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17

(the receipt and sufficiency of which is hereby acknowledged) the Parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION
1.1
Definitions. The following terms shall have, for all purposes of this Agreement, the following meanings, respectively, unless the context otherwise requires:
1.1.1
“Accounts Payable” means any and all accounts due and owing by Vendors to traders, suppliers and other Persons, including without limitation, any amount due to all employees such as salaries, bonuses, indemnities accrued as of the Closing Date.
1.1.2
“Accounts Receivable” shall mean all accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to Vendors (other than amounts due from revenue authorities and any other Governmental Authority) with respect to the Operations.
1.1.3
“Affiliates” has the meaning ascribed thereto in the Business Corporations Act (Québec).
1.1.4
“Agreement” shall mean this Asset Sale and Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; “Article”, “Section” or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.
1.1.5
“Applicable Laws” means with respect to any Person, property, transaction, event or other matter, any law, rule, statue, regulation, order, judgment, decree, treaty or other requirement having the force of law relating or applicable to the Purchased Assets, such Person, property, transaction, event or other matter.
1.1.6
“Books and Records” shall mean all books, records, files and documentation (in whatever medium and wherever situated) which pertain only to the Purchased Assets.
1.1.7
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks located in the Province of Québec are open for commercial banking business during normal banking hours.
1.1.8
“Business Information” shall mean all know-how and related technical knowledge relating exclusively to the Operations, including:
(i)
all trade secrets, confidential Information and other proprietary know-how;

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

(ii)
all public information and non-proprietary know-how;
(iii)
any information of a scientific, technical, financial or business nature regardless of its form;
(iv)
all documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work;
(v)
all information that can be or is used to define a design or process or procure, produce, support or operate material and equipment;
(vi)
all software but excluding the source code version of such software;
(vii)
methods of production and procedures;
(viii)
all formula and designs, drawings, blueprints, patterns, plans, flow charts, part lists, forms, manual and records; and
(ix)
all information relating to suppliers and customers.
1.1.9
“Cannabis Act” means the Cannabis Act and the regulations thereunder.
1.1.10
“Cannabis Records” means the documents and information required to be retained pursuant to the Cannabis Act and the Health Canada Licences.
1.1.11
“Cash” means all cash and cash equivalents (including marketable securities, short term investments and bank overdraft) of a Person.
1.1.12
“Closing” means the closing and consummation of the purchase and sale of the Purchased Assets pursuant to this Agreement, including the payment of the Purchase Price and the delivery of the Closing Documents, on the Closing Date.
1.1.13
“Closing Date” means the date that is no later than two (2) Business Days after the date on which the Purchaser obtains the Financing, or such other date as mutually agreed to by the Parties.
1.1.14
“Closing Documents” means the agreements, instruments and other documents to be delivered by Vendors to Purchaser pursuant to Section 5.1 and the agreements, instruments and other documents to be delivered by Purchaser to Vendors pursuant to Section 5.2.
1.1.15
“Contracts” shall mean all written or oral contracts, agreements, indentures, instruments commitments and orders in connection with the Operations made by or in favour of Vendors in whole or in part.
1.1.16
“Deed of Sale” means the deed of sale of the Real Property in favour of Purchaser, substantially in the form to be agreed to between the Parties prior to Closing.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

1.1.17
“Execution Date” shall mean the date appearing on the first page of this Agreement.
1.1.18
“Encumbrance” means any pledge, charge, lien, priority, debenture, hypothecs, trust deed, assignment by way of security, security interest, conditional sales contract or other title retention agreement, or other instrument charging, or creating a security interest in, or otherwise encumbering, Vendors’ title to the Purchased Assets, and any agreements, leases, options, easements, servitudes, rights of way, rights of superficies, restrictions, executions, permissions or other charges or encumbrances (including notices or other registrations in respect of any of the foregoing) against the Purchased Assets or any part thereof or interest therein or title thereto, whether registered or unregistered.
1.1.19
“Equipment” shall mean all machinery, spare parts, equipment, tools, computers, furniture, furnishings, office equipment (including, without limitation, word processing, accounting, communication and reproduction equipment), on the Real Property, in each case, used in connection with the Operations and located in, on or about or normally located in, on or about the Real Property which form part of the Real Property, and all assignable warranties of any Person covering all or any part of the aforesaid Equipment.
1.1.20
“Financing” means the financing contemplated by the Funding Commitment.
1.1.21
“Governing Documents” means, with respect to any Person, (i) if such Person is a corporation or company, the certificate and articles of incorporation (or equivalent) and the by-laws (or equivalent), (ii) if such Person is a partnership, the partnership agreement, or (iii) if such Person is a trust, the trust agreement, deed of trust, and any declaration, statement or instrument required to form or maintain such trust.
1.1.22
“Governmental Authority” means any government, legislature, municipality, regulatory authority, agency, commission, department, board, tribunal or court or other law, regulation or rule-making entity (including a Minister of the Crown), or any quasigovernmental or private body exercising any executive, legislative, judicial, administrative, police, regulatory including for greater certainty the Toronto Stock Exchange and the Nasdaq Stock Exchange having authority or jurisdiction with respect to regulation or oversight of the Operations and the Purchased Assets, or exercising or entitled or purporting to exercise any taxing authority or power.
1.1.23
“GST-QST Legislation” means the Excise Tax Act (Canada) and an Act respecting the Québec Sales Tax.
1.1.24
“Health Canada Licences” means the cannabis processing licence LIC-UN4PULMBY7-2022 and the cannabis research LIC-1GXYA7N3LY-2020 issued by Health Canada in the name of 9354-7537.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

1.1.25
“Intangible Assets” means intellectual property of whatever nature and kind including: (a) domestic and foreign patents (including any divisionals, continuations, continuations-in-part, reissues and re-examinations thereof), trade-marks and copyrights, trade names, service marks, all whether registered or unregistered, and all registrations and applications for registration thereof; and (b) software, industrial designs, know-how, trade secrets, confidential information inventions, processing methods, technology, techniques, works of authorship and manuals and all Business Information, including the intellectual property rights listed and described in Schedule 1.1.25.
1.1.26
“Inventory” shall mean all goods, wares, materials and supplies, merchandise, products, products in process, stock in trade and on hand, raw material, packaging materials and any other materials purchased, acquired or produced for the purpose of consumption, processing or sale in the ordinary course of business, in the production of the products of the Operations or to become a part of the products of the Operations, on hand, in transit, ordered but not delivered, warehoused or wherever situated, and in which Vendors have an ownership interest as of the Closing Date, if any.
1.1.27
“Knowledge of Vendors” means the actual knowledge of Michael Cammarata or Ray Silcock after having made due inquiry.
1.1.28
“Liabilities” with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether determined or undetermined.
1.1.29
“Losses” means any losses, Liabilities, damages (excluding punitive, exemplary, aggravated, incidental, consequential, special or indirect damages (including loss of profits), including reasonable and documented legal fees, disbursements and charges and the reasonable and documented cost of enforcing any right to indemnification hereunder.
1.1.30
“Operations” shall mean the ownership of the Real Property and the operation of a cannabis business, including the manufacturing and packaging of cannabis products, as conducted by Vendors at the Real Property on the Closing Date.
1.1.31
“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator.
1.1.32
“Parties” shall mean Vendors and Purchaser; and “Party” shall mean either one of them as the context may require.
1.1.33
“Permits” shall mean the permits, licences, certificates of authorization, certificates of compliance, consents, approvals and authorizations by, and registrations with, any Governmental Authority necessary to own the Purchased Assets or conduct the Operations.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

1.1.34
“Permitted Encumbrances” means the following whether or not registered and whether registered prior to or after the date hereof:
(a)
the exceptions, reservations, limitations, provisos and conditions expressed in the original grant from the Crown (provided the same have been complied with) and any statutory exceptions to title which do not materially detract from the value of the Real Property or materially impair its use in the operation of the Operations;
(b)
all Applicable Law, by-laws, regulations and restrictions;
(c)
any right of expropriation vested in any Governmental Authority;
(d)
all applicable development, subdivision, use and site plan agreements, or similar agreements, that are registered on title, provided that the same are complied with insofar as they affect or relate to the Real Property and provided that no such agreement materially adversely affects the value of the Real Property;
(e)
servitudes, rights of way, licenses, encroachments, adverse interests and other similar rights and agreements affecting the Real Property (including the generality of the foregoing, servitudes, rights of way, reserves regarding mining rights, and including any unregistered servitudes or rights of way which affect the Real Property, including but not limited to the right of public utilities to occupy a part of the Real Property to install any circuits, poles and necessary equipment required for the connection or the network, and agreements for sewers, drains, gas and water mains or electric light and power or telephone, telecommunications or cable conduits, poles, wires and cables) which do not and will not in the aggregate materially adversely affect the value of the Real Property or impair the use of the Real Property for the purpose for which it is now used;
(f)
liens for Taxes not yet due;
(g)
zoning and building by-laws and ordinances, municipal by-laws and regulations, development agreements and restrictive covenants which do not and will not materially adversely affect or impair the use of the Real Property for the purpose for which it is now used by Vendors, provided that all of the foregoing are being complied with in all respects; and
(h)
any legal hypothec or lien in favour of the state or of legal Persons established in the public interest, under special provisions of law.
1.1.35
“Person” means an individual, partnership, corporation, trust, unincorporated organization, Governmental Authority, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

1.1.36
“Real Property” means (i) the lands and premises municipally known as 795-845 Pépin Street, City of Sherbrooke (Québec) and legally described in Schedule 1.1.36, together with all buildings situated on, in, over or under such Real Property, and (ii) N Real Estate’s rights to all assignable warranties of any Person, including predecessors in title, covering all or any part of the aforesaid Real Property,
1.1.37
“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Authority including,
(a)
any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, immovable property, land transfer, movable property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise or utility tax,
(b)
all withholdings of tax on amounts paid to or by the relevant person,
(c)
all employment insurance premiums, Canada, Québec and any other Governmental Authority pension plan contributions or premiums,
(d)
any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee,
(e)
any Liability (whether known or unknown, whether assorted or unassorted, whether absolute or contingent, whether matured or unmatured, and whether determined or undetermined) for any of the foregoing as a transferee, successor, guarantor, or by contract or by operation of law; and
(f)
any fine, penalty, interest, or addition to tax levied in connection with any of the foregoing.
1.1.38
“Trade-marks” shall mean all trade-marks, trade-names, brands, trade dress, business names, Uniform Resource Locators (“URL”), domain names, tag lines, designs, graphics, logos and other commercial symbols and indicia of origin whether registered or not, and any goodwill associated therewith, used in connection with the Operations respectively identified in Schedule 1.1.38.
1.2
Other Defined Terms. In addition to the defined terms in Section 1.1 above, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

Term	Section
Assumed Liabilities	2.6.1
Excluded Assets	2.2
Excluded Liabilities	2.7
GST	3.5
Operations	Preamble
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Preamble
QST	3.5
Rights	2.4.1
Sales Tax	3.4
Vendors	Preamble

Schedules. The following is a list of the Schedules attached hereto and incorporated herein by reference:

Schedule	Title
1.1.25	Intangible Assets
1.1.36	Description of Real Property
1.1.38	Trade-Marks
2.1.2	List of Equipment
2.2.9	Excluded Assets
4.1.9	Approval and Consents
4.1.14	Union Matters
6.2	Employees
ARTICLE 2

PURCHASE AND SALE
2.1
Purchase and Sale. Upon and subject to the terms and conditions hereof including, for greater certainty, Section 2.4, Vendors hereby sell, assign, convey and transfer to Purchaser as of the Closing Date, and Purchaser hereby purchases and acquires from Vendors as of the Closing Date, for the Purchase Price, all of Vendors’ right, title and interest in substantially all of the following properties and assets owned by Vendors in connection with the Operations: (collectively, the “Purchased Assets”):
2.1.1
the Books and Records;

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

2.1.2
the Equipment listed on Schedule 2.1.2;
2.1.3
the Inventory, if any;
2.1.4
the Real Property;
2.1.5
the Intangible Assets listed on Schedule 1.1.25; and
2.1.6
the goodwill of Vendors related to the Operations.

other than the Excluded Assets.

2.2
Excluded Assets. Other than the Purchased Assets specifically referenced in Section 2.1, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Vendors are not selling, transferring, assigning, setting over or conveying, any other assets or properties of Vendors, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Vendors:
2.2.1
any Contracts;
2.2.2
any Permits;
2.2.3
all Cash of Vendors;
2.2.4
the Accounts Receivable of Vendors in connection with the Operations;
2.2.5
the organizational documents, minute books, securities registers, financial records, Tax returns and records, books of account or other records having to do with the corporate organization of Vendors, all employee-related or employee benefit-related files or records, and any other books and records that Vendors are prohibited from disclosing or transferring to Purchaser under Applicable Law or are required by Applicable Law to retain;
2.2.6
all insurance policies of Vendors and all rights to applicable claims and proceeds thereunder;
2.2.7
all Benefit Plans and trusts or other assets attributable thereto;
2.2.8
refunds in respect of reassessments for Taxes relating to the Operations or Purchased Assets paid prior to or relating to a period prior to the Closing Date;
2.2.9
the inventory and property described in Schedule 2.2.9;
2.2.10
refundable Taxes paid prior to or relating to a period prior to the Closing Date;
2.2.11
amounts owing from any Affiliate of Vendors or any director, officer, former director or officer, shareholder or employee of Vendors or their affiliates;

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

2.2.12
any Contracts relating to the foregoing;
2.2.13
all rights to any action, proceeding or claim of any nature available to or being pursued by Vendors, whether arising by way of counterclaim or otherwise;
2.3
Instruments of Conveyance. In order to effectuate more fully and completely the sale, assignment, conveyance and transfer of the Purchased Assets pursuant to the terms and conditions hereof, Vendors shall deliver to Purchaser such assignments and instruments of conveyance, the whole in French in order to allow Purchaser to publish those documents on the land register of the land district of Sherbrooke, and as requested by Purchaser, acting reasonably, to permit the assignment, transfer and conveyance from Vendors to Purchaser and the acquisition by Purchaser from Vendors of all right, title and interest in, to and under the Purchased Assets, the whole with effect as of the Closing Date.
2.4
Assignments of Purchased Assets.
2.4.1
Nothing in this Agreement shall be construed as a sale, assignment, conveyance or transfer of, or an attempt to sell, assign, convey or transfer, any Contracts, Real Property, Permits, Intangible Assets or other Purchased Assets (collectively, the “Rights”) if:
(i)
such Right is not saleable, assignable, conveyable or transferable without the consent of another Person (if such consent has not been obtained on the Closing Date) or such sale, assignment, conveyance or transfer or attempted sale, assignment, conveyance or transfer would constitute a breach of such Right or if it is necessary or desirable that such Right remain with Vendors for the purpose of operating the Operations as the mandatory of Purchaser including, without limitation, some or all of the Permits; or
(ii)
the remedies for the enforcement of such Right available to Vendors would not pass to Purchaser.
2.4.2
In order, however, that the full value of any Right (other than the Health Canada Licences) may be realized for the benefit of Purchaser, Vendors shall, at the request and under the direction of Purchaser, in the name of Vendors or as otherwise specified by Purchaser, acting reasonably:
(i)
hold any such Right for the exclusive benefit of and use by Purchaser as mandatory;
(ii)
take all such action and do or cause to be done all such things which are necessary or advisable from Vendors in order that:
(A)
the obligations of Vendors in connection with such Right may be performed in such manner that the value of such Right shall be preserved and shall enure to the exclusive benefit of and use by Purchaser; and

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

(B)
the collection of moneys due and payable to Purchaser in connection with such Right shall be received by Purchaser. Vendors shall promptly pay over to Purchaser all moneys collected by or paid to or for Vendors in respect of every Right;
(iii)
take all such action and do or cause to be done all such things which are necessary or advisable on the part of Vendors, acting in a commercially reasonable manner, in order that:
(A)
the required consents are obtained for the sale, assignment, conveyance or transfer of such Right to Purchaser, or to any subsequent acquiror or transferee of the Purchased Asset to which such Right relates or operator of such Purchased Asset, as the case may be; or
(B)
if a sale, assignment, conveyance or transfer of such Right would constitute a breach of such Right, a new contract, obligation, lease, permit, license, certificate of authorization, certificate of compliance, consent, approval, authorization or registration is entered into, incurred, made or issued, with, in favour of or to Purchaser, a Person designated by Purchaser, any subsequent acquiror or transferee of the Purchased Asset to which such Right relates or operator of such Purchased Asset, in lieu and place of such Right, inc1uding the renunciation, cancellation or other termination of such Right by Vendors.
2.4.3
Purchaser may at any time after the Execution Date request a sale, assignment, conveyance or transfer of any Right to Purchaser or to any other Person that Purchaser may designate, notwithstanding that a third-party consent necessary for such sale, assignment and transfer has not been obtained; provided that such sale, assignment, conveyance or transfer would not reasonably be expected to cause a delay or otherwise impact the timing of obtaining the Financing. Purchaser shall indemnify and hold Vendors harmless from any Losses resulting from, arising out of, or relating to such sale, assignment, conveyance and transfer.
2.5
Expenses and Fees. Each Party shall pay any direct or indirect costs and expenses incurred in the performance of its duties and obligations pursuant to Section 2.4.2.
2.6
Assumption of Liabilities and Obligations.
2.6.1
Purchaser, as part payment of the Purchase Price, shall assume, discharge, satisfy, perform and fulfil in a timely manner, strictly in accordance with their terms, all of the following Liabilities of Vendors (collectively, the “Assumed Liabilities”):
(i)
the Liabilities and obligations of Vendors accrued on or arising after the Closing that relate to the Purchased Assets to the extent such Liabilities do not result from or relate to any transaction, claim, cause of action, fact or event which existed, occurred or arose prior to the Closing;

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

(ii)
all Liabilities in respect of any municipal Taxes or school Taxes owing after or in respect of the period after the Closing Date; and
(iii)
all other Liabilities (including, for greater certainty, any Taxes) arising out of or relating to Purchaser’s ownership of the Purchased Assets or operation of the Operations after Closing.
2.7
Obligations and Liabilities Not Assumed

For greater certainty, and without limiting the hereafter generality, Vendors shall remain liable for and shall pay, satisfy, discharge, perform and fulfil, all obligations, Liabilities covenants, commitments and undertakings of Vendors, whether known, accrued or contingent, except the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, the following obligations and Liabilities of Vendors:

2.7.1
any Liabilities arising out of or relating to Vendors’ ownership of the Purchased Assets or operation of the Operations before the Closing;
2.7.2
any Liabilities arising out of leases, rentals, or other agreements related to Equipments not listed in Schedule 2.1.2
2.7.3
any Liability of Vendors resulting from any obligation to any current or former employees of Vendors incurred prior to the Closing or which results from or relates to facts or events giving rise to such obligation which existed, occurred or arose prior to the Closing or otherwise relates to the period prior to the Closing Date, including pursuant to any collective bargaining agreement or employment agreement;
2.7.4
subject to Sections 3.4, 3.5, and 3.6, any Taxes that may be or become payable by Vendors, including any income or corporation Taxes payable by Vendors, resulting from or arising as a consequence of the sale by Vendors to Purchaser of the Purchased Assets hereunder;
2.7.5
any Liabilities relating to or arising out of the Excluded Assets;
2.7.6
any Liabilities of Vendors arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; and
2.7.7
all Accounts Payable of Vendors that remain unpaid as of the Closing.

For greater certainty, Purchaser shall not assume any environmental Liability of Vendors arising out of any non-compliance or fault of Vendors under any environmental Applicable Laws.

2.8
No Warranty & Disclaimer. Except for the representations and warranties of Vendors set out in Section 4.1, the Purchased Assets are being sold and purchased on an “as is, where is” basis at Purchaser’s own risk and peril, without any representation or warranty whatsoever, and nothing in this Agreement will imply or be construed to mean that Vendors

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

or any of their representatives or agents are making or have made any condition, representation or warranty whatsoever, express, implied, statutory or otherwise concerning Vendors or the Purchased Assets. The Purchaser acknowledges having performed examinations and investigations all of the Purchased Assets, including onsite examinations and investigations, to its entire satisfaction and shall rely solely upon its own findings resulting therefrom.
ARTICLE 3

PURCHASE PRICE
3.1
Purchase Price. In consideration of the sale, assignment, transfer and conveyance made pursuant to ARTICLE 2 and upon and subject to the terms and conditions hereof, including Section 3.2, Purchaser shall pay to Vendors on the Closing Date cash consideration equal to the fair market value of the Purchased Assets, which fair market value the Parties have established to be equal to $5,150,000 (five million one hundred fifty thousand dollars) (the “Purchase Price”).
3.2
Partial Payment. The Parties acknowledge that an amount of $100,000 (one hundred thousand dollars) (the “Payment”) was paid by Purchaser to NWS pursuant to the amendment to the letter of intent entered into between Purchaser and NWS on September 16, 2022, and that such amount is to be applied against the Purchaser Price payable by the Purchaser on the Closing Date.
3.3
Payment of Purchase Price. The Purchaser will pay or deliver at Closing to Vendors, by wire transfer of immediately available funds to the account(s) designated by Vendors, an amount equal to the Purchase Price less the Payment.
3.4
Transfer Taxes, Legal, Accounting and Expert Expenses and Other Costs.
3.4.1
All amounts payable by the Parties pursuant to this Agreement do not include any value-added, sales, use, consumption, land transfer, transfer duties on immovables, multi-staged, personal property, customs, excise, stamp, transfer, or similar Taxes, duties, or charges, including, without limitation, any Taxes applicable pursuant to GST-QST Legislation (collectively “Sales Taxes”) and all Sales Taxes are the responsibility and for the account of Purchaser, including any Sales Taxes payable on or in respect of the registration of the Deed of Sale. Purchaser shall also be responsible for and pay, in addition to the Purchase Price, all registration fees payable in respect of registration by it of any documents on the Closing Date, and all legal, accounting and other expert expenses incurred by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement.
3.4.2
If Vendors are required by law or by administration thereof to collect any applicable Sales Taxes from Purchaser, Purchaser shall be liable for and shall pay such Sales Taxes to Vendors concurrent with the payment of any consideration payable pursuant to this Agreement upon which such Sales Taxes are calculated. Where Vendors are not required by law or by administration thereof to collect

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

applicable Sales Taxes (including, without limitation, in respect of any Sales Taxes applicable in respect of the Real Property), Purchaser shall pay such Sales Taxes directly to the appropriate Governmental Authority and shall provide evidence of such payment to Vendors upon request. Without limiting the generality of the foregoing, to the extent permitted under subsection 221(2) of the Excise Tax Act (Canada), section 423 of the Act respecting the Québec Sales Tax, and any equivalent or corresponding provision under any applicable provincial or territorial legislation, Purchaser shall self-assess and remit directly to the appropriate Governmental Authority any goods and services tax and harmonized sales tax imposed under the Excise Tax Act (Canada), the Act respecting the Québec Sales Tax, and any similar value added or multi-staged tax imposed by any applicable provincial or territorial legislation payable in connection with the transfer of any of the Real Property. The Purchaser shall make and file returns in accordance with the requirements of subsection 228(4) of the Excise Tax Act (Canada), section 438 of the Act respecting the Québec Sales Tax, and any equivalent or corresponding provision under any applicable provincial or territorial legislation.
3.5
GST/QST. If such elections are available in accordance with Applicable Laws (as determined by Vendors), then the Parties shall cooperate with each other and make all elections available to reduce or eliminate goods and services tax (“GST”) and Québec sales taxes (“QST”) under the GST-QST Legislation, if any. In such case, Vendors and Purchaser shall at the Closing Date jointly execute all such elections to have the applicable provisions to reduce or eliminate GST and QST payable by Purchaser in respect of the Purchased Assets. Purchaser shall file any such elections in the form and within the time limits imposed by the GST-QST Legislation.
3.6
Indemnification. Purchaser shall, at all times, indemnify and hold harmless Vendors, their respective directors, officers, and employees against and in respect of any and all amounts assessed or reassessed by any Governmental Authority in the event that any Sales Tax election made by the Parties (including, without limitation, any such elections made pursuant to Section 3.5 hereof), or any other exemption claimed by Purchaser, is not accepted by any Governmental Authority, or was inapplicable, invalid, or not properly made, including all Taxes, interest, and penalties assessed and including all reasonable legal and professional fees incurred by Vendors, their respective directors, officers, and employees as a consequence of or in relation to any such assessment. Notwithstanding anything else in this Agreement, this indemnity shall survive the Execution Date in perpetuity and shall not be subject to any thresholds, caps or similar restrictions.
3.7
Allocation of Purchase Price between Purchased Assets. Vendors and Purchaser shall mutually agree, by the Closing Date, upon the allocation of the Purchase Price between the Purchased Assets, and each of Vendors and Purchaser shall report the purchase and sale of the Purchased Assets in any Tax return in accordance with such allocation. Notwithstanding any allocation of the Purchase Price, or any other provision of this Agreement, Purchaser’s agreement to purchase, and Vendors’ agreement to sell, the Purchased Assets extends to the Purchased Assets in their entirety, and does not constitute separate or severable agreements

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

of purchase and sale in respect of discrete Purchased Assets independently of other Purchased Assets.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES
4.1
Vendors’ Representations and Warranties. Vendors jointly and severally, or solidarily, represent and warrant to Purchaser as follows and acknowledge that Purchaser is relying upon the following representations and warranties in connection with the purchase by Purchaser of the Purchased Assets and the transactions contemplated by this Agreement:
4.1.1
Due formation. Each Vendor is duly formed and validly existing under the laws of its jurisdiction of formation and has the necessary corporate power, authority and capacity to own its Purchased Assets. Vendors are duly registered, licensed or qualified to carry on the Operations in each jurisdiction in which the nature of the Operations or the Purchased Assets makes such registration, licensing or qualification necessary. All such registrations and licences are valid and in good standing except where the failure of such registration or licence would not have a material adverse effect.
4.1.2
Due Authorization. Each Vendor has the power and capacity to enter into, and to perform its obligations under this Agreement. This Agreement and each of the agreements, contracts and instruments required by this Agreement to be delivered by Vendors and the consummation of the transactions contemplated hereunder has been duly authorized by all necessary action on the part of Vendors.
4.1.3
Enforceability. This Agreement constitutes a legal, valid and binding obligation of Vendors enforceable against them in accordance with its terms, subject only to limitations under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
4.1.4
No Conflict. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by Vendors of their obligations hereunder and the compliance by Vendors with this Agreement do not:
(i)
violate, contravene or breach, or constitute a default under the Governing Documents of Vendors;
(ii)
violate, contravene or breach, or constitute a default under any Contract;
(iii)
result in, or require the creation of any Encumbrance upon any of the Purchased Assets; or
(iv)
violate, contravene or breach any Applicable Laws binding on Vendors.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

4.1.5
No Rights to Acquire the Purchased Assets. There are no agreements, options or other rights (whether by law, pre-emptive or contractual) pursuant to which Vendors are, or may become, obligated to sell any of the Purchased Assets other than pursuant to this Agreement or purchase orders accepted by Vendors in the ordinary course of Vendors consistent with past practice.
4.1.6
Title to Property. Vendors are the sole and unconditional owner of the Purchased Assets and shall transfer as of the Closing Date to Purchaser good and marketable title to, the Purchased Assets, in each case, free and clear of any and all Encumbrances other than Permitted Encumbrances and other Encumbrances which will be discharged by Vendors at Closing (if any).
4.1.7
No Contravention. Neither the entering into of this Agreement, the sale of the Purchased Assets nor the performance by Vendors of any of their other obligations under this Agreement will (a) contravene, breach or result in any default under the Governing Documents of Vendors or under any other agreement or law to which Vendors are a party or by which they may be bound, or (b) create or impose any security interest, lien or Encumbrance on any Purchased Assets.
4.1.8
Permits. Vendors, in connection with the Operations, are in compliance in all material respects with and entitled to all of the benefits under, all material Permits necessary or required to conduct their business as presently conducted, and each Permit has been validly issued and is in full force and effect. No fact, condition or circumstance has occurred to create, and the execution of this Agreement and its performance shall not create, any right to terminate, cancel, modify, amend, revoke or result in the expiration of any Permit.
4.1.9
Approvals and Consents. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority, regulatory body, court or other Person is required in connection with the execution, delivery or performance of this Agreement by Vendors or the sale of any of the Purchased Assets hereunder, except as set out in Schedule 4.1.9.
4.1.10
Compliance with Laws. Vendors in connection with the Operations comply in all material respects with all Applicable Laws, including all environmental Applicable Laws.
4.1.11
Expropriation. There are no expropriation or similar proceedings, actual nor, to the Knowledge of Vendors, threatened, of which Vendors have received notice against the Real Property.
4.1.12
Deficiencies. To the Knowledge of Vendors, there are no outstanding work orders, notices, notices of deficiencies, notices of violation issued by any Governmental Authority affecting the Purchased Assets.
4.1.13
Agricultural Land. No part of the Real Property is situated within a designated agricultural region under the Act to Preserve Agricultural Land (Québec).

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

4.1.14
Union. Except as set forth in Schedule 4.1.14, Vendors are not a party to any collective agreement with any unions or any other similar associations, certified or not. Except as set forth in Schedule 4.1.14, Vendors have never been informed of any application for union certification or recognition as a bargaining agent, which has been filed by all or a part of the employees and there is no proceedings or threat of proceedings related to any union activity.
4.1.15
Resident of Canada. N Real Estate is a “Canadian partnership” and NWS and 9354-7537 are not non-residents of Canada, in each case within the meaning of the Income Tax Act (Canada).
4.1.16
G.S.T. and Q.S.T. Registrations. Vendors are registrants within the meaning of Part IX of the Excise Tax Act (Canada) and the Act respecting the Quebec Sales Tax and their registration numbers are as follows:

N Real Estate:

G.S.T.: 733399000 RT0001
Q.S.T.: 1229517631 TQ0001

NWS:

G.S.T.: 796045284 RT0001
Q.S.T.: 1225043376 TQ0001

9354-7537:

G.S.T.: 722654928RC
Q.S.T.: 1224499147

4.2
Representations and Warranties of Purchaser. Purchaser represents and warrants to Vendors as follows and acknowledges that Vendors are relying upon the following representations and warranties in connection with the sale, assignment, transfer and conveyance of the Purchased Assets and the transactions contemplated by this Agreement:
4.2.1
Due Formation. Purchaser is duly incorporated and validly existing under the laws of Québec and has the necessary corporate power, authority and capacity to purchase the Purchased Assets. Purchaser is duly registered, licensed or qualified to carry on its business in each jurisdiction in which its carries on business and makes such registration, licensing or qualification necessary.
4.2.2
Due Authorization. Purchaser has the corporate power and capacity to enter into, and to perform its obligations under this Agreement. This Agreement and each of the agreements, contracts and instruments required by this Agreement to be delivered by Purchaser and the consummation of the transactions contemplated hereunder has been duly authorized by all necessary corporate action on the part of Purchaser.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

4.2.3
Enforceability. This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, subject only to limitations under Applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
4.2.4
No Conflict. The execution of this Agreement, the consummation of the transactions contemplated herein, the performance by Purchaser of its obligations hereunder and the compliance by Purchaser with this Agreement do not:
(i)
violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of Purchaser;
(ii)
violate, contravene or breach, or constitute a default under any Contract;
(iii)
violate, contravene or breach any Applicable Laws binding on Purchaser.
4.2.5
No Contravention. Neither the entering into of this Agreement, the purchase of the Purchased Assets nor the performance by Purchaser of any of its other obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of Purchaser or under any other agreement or law to which Purchaser is a party or by which it may be bound.
4.2.6
Approvals and Consents. No authorization, consent or approval of, or filing with or notice to, any Governmental Authority, regulatory body, court or other Person is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the purchase of any of the Purchased Assets by Purchaser.
4.2.7
Resident of Canada. Purchaser is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).
4.2.8
G.S.T. and Q.S.T. Registrations. Purchaser is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and the Act respecting the Québec Sales Tax and its registration numbers are as follows:

G.S.T.: 797709276 RT001
Q.S.T.: 1226336555 TQ001

4.2.9
Financial Ability. The Purchaser has cash on hand or firm commitments from lenders in amounts sufficient to allow it to pay the Purchase Price, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement or any Closing Documents (collectively, “Funding Commitment”), and has provided evidence of the Funding Commitment satisfactory to Vendors, acting reasonably.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

4.2.10
No Broker. The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.
ARTICLE 5

CLOSING DOCUMENTS
5.1
Vendors’ Closing Documents. On or before Closing, subject to the provisions of this Agreement, Vendors shall execute or cause to be executed and shall deliver or cause to be delivered to Purchaser the following:
5.1.1
the Deed of Sale;
5.1.2
all keys and all other access devices and security codes to the Real Property in the possession or control of Vendors; and
5.1.3
all other conveyances and other documents which are required and which Purchaser has requested on or before the Closing Date, acting reasonably, to give effect to the proper sale, transfer, assignment and conveyance of the Purchased Assets by Vendors to Purchaser free and clear of all Encumbrances other than Permitted Encumbrances.
5.2
Purchaser’s Closing Documents. On or before Closing, subject to the provisions of this Agreement, Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to Vendors the following:
5.2.1
the Deed of Sale;
5.2.2
evidence that the Financing has been obtained;
5.2.3
all other conveyances and other documents which are required and which Vendors have requested on or before the Closing Date, acting reasonably, to give effect to the proper transfer, assignment and conveyance of the Purchased Assets by Vendors to Purchaser free and clear of all Encumbrances other than Permitted Encumbrances.
ARTICLE 6

COVENANTS
6.1
Operation Before Closing.
6.1.1
From the Execution Date until Closing, except (A) as otherwise expressly required or permitted by this Agreement, (B) as required by Law, (C) with the prior written consent of the Purchaser such consent not to be unreasonably withheld, conditioned, or delayed), Vendors:

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

(i)
shall operate, manage, maintain and insure the Purchased Assets substantially in the same manner as operated, managed, maintained and insured as of the Execution Date and consistent with past practices, and, for the avoidance of doubt, Vendors shall not dispose of any material assets forming the Purchased Assets (other than Inventory);
(ii)
shall not enter into any transaction or refrain from doing any action which would constitute a breach of any representation, warranty, covenant or other obligation of Vendors contained herein; and
(iii)
shall not enter into any material supply arrangements relating to the Operations or make any material decisions or enter into any material Contracts with respect to the Operations.
6.1.2
From November 1, 2022 until Closing or until this Agreement is terminated in accordance with ARTICLE 8, Purchaser shall reimburse Vendors within five (5) Business Days an amount equal to $15,000 per week in connection with the expenses and costs incurred by Vendors to operate, manage, maintain and insure the Purchased Assets during such period.
6.1.3
Between the Execution Time and Closing, the Vendors:
(i)
shall permit the Purchaser and its representatives to have reasonable access during normal business hours and upon reasonable advance notice to the Vendors to (A) the Purchaser Assets (including, for greater certainty, the Real Property), and (B) the Employees who are listed in Schedule 6.2.
(ii)
shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation of the Operations and the Purchased Assets.

Notwithstanding the foregoing, the Purchaser’s rights of access shall be exercised in a manner that does not unreasonably interfere with the Operations of the Vendors.

6.2
Employees.
6.2.1
Purchaser may solicit to employ, on and after the Execution Date, the employees of Vendors employed exclusively in connection with the Purchased Assets who are listed in Schedule 6.2, on terms and conditions of employment at least substantially similar to those offered by Vendors to such employees.
1.1.1
Vendors covenant with Purchaser that Vendors will not, directly or indirectly, solicit the employment of any of the employees of Purchaser during the period of twelve (12) months after the Execution Date (provided, however, that nothing herein shall prohibit Vendors or any of their Affiliates from actually hiring any

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

such employee during such period, so long as the employment of such employee was not, directly or indirectly, solicited by Vendors or any of its Affiliates). For the avoidance of doubt, the restriction set forth in this Section does not apply to general employment solicitations not directed towards one of Purchaser’s employees.
6.3
Wrong Pockets.
6.3.1
From and after the Closing, (i) if Vendors identify any asset held by Vendors that is a Purchased Asset, or (ii) if Purchaser identifies any asset held by Purchaser that is an Excluded Asset (in each case, a “Wrong Pocket Asset”), then such identifying party, as the case may be, will notify the other in writing.
6.3.2
As soon as reasonably practicable following notification under Section 6.3.1, (i) in the case of a Wrong Pocket Asset in the possession of a Vendor, such Vendor will transfer the Wrong Pocket Asset to Purchaser for no consideration, and (ii) in the case of a Wrong Pocket Asset in the possession of Purchaser, Purchaser will transfer the Wrong Pocket Asset to the applicable Vendor for no consideration.
6.4
Inventory. On or prior to the Closing Date, representatives of Purchaser and Vendors shall jointly conduct an inventory of all the Inventory, if any remains at such time.
6.5
Subsection 20(24) Election. In accordance with the requirements of the Income Tax Act (Canada) and any applicable equivalent or corresponding provincial or territorial tax legislation, Purchaser and Vendors shall, at the request of the Vendors, make and file, in a timely manner, joint elections to have the rules in subsection 20(24) of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply to the obligations of the Vendor in respect of undertakings which arise from the Operations and to which paragraph 12(1)(a) of the Income Tax Act (Canada) applies. The Purchaser and Vendors acknowledge that Vendors are transferring certain Purchased Assets to Purchaser which have a value equal to the elected amount as consideration for the assumption by Purchaser of such obligations of Vendors.
ARTICLE 7

SURVIVAL; INDEMNIFICATION
7.1
Survival of Representations and Warranties. The representations and warranties of each Party contained in this Agreement, in the Schedules annexed hereto or in any certificate or other document delivered or given pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the other Party for a period of 18 months from the date hereof. Notwithstanding the limitations set out this Section, any claim by Purchaser which is based on title to the Operations or intentional misrepresentation or fraud may be brought at any time.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

7.2
Indemnification by Vendors. Vendors shall jointly and severally, or solidarily, indemnify and hold Purchaser harmless from and against any Losses which may be made against Purchaser or which it may suffer or incur as a result of, arising out of or relating to:
7.2.1
any violation, contravention or breach of any covenant, agreement or obligation of Vendors under or pursuant to this Agreement;
7.2.2
the failure of Vendors to pay, discharge or perform any of the Excluded Liabilities; or
7.2.3
any incorrectness in, or breach of, any representation or warranty made by Vendors in Section 4.1.
7.3
Indemnification by Purchaser. Purchaser shall indemnify and hold Vendors harmless from and against any Losses which may be made against Vendors or which Vendors may suffer or incur as a result of, arising out of or relating to:
7.3.1
any violation, contravention or breach of any covenant, agreement or obligation of Purchaser under or pursuant to this Agreement;
7.3.2
the Assumed Liabilities; or
7.3.3
any incorrectness in, or breach of, any representation or warranty made by Purchaser in Section 4.2.
7.4
Limitation on Indemnification.
7.4.1
The obligations of indemnification set out in Sections 7.2 and 7.3 shall survive the date hereof for the period prescribed by law, except the obligation of indemnification arising from any material incorrectness in, or breach of, any representation or warranty made by Vendors or Purchaser, as the case may be, which in each case shall be subject to the limitations regarding survival of representations and warranties set forth in Section 7.1. Nothing in this Agreement in any way restricts or limits the general obligation at Law of an indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an indemnifying Party of any representation, warranty, covenant or obligation of the indemnifying Party under this Agreement. The amount of the Losses suffered by the indemnified Party shall be net of (i) any amounts actually recovered by the indemnified Party under insurance with respect to such Losses, and (ii) any prior recovery from any third party (net of any Tax or expenses incurred in connection with such recovery and increase in premiums).
7.4.2
For claims made under Section 7.2, Vendors shall not be required to pay any amount until the aggregate of all Losses exceeds $35,000 (the “Threshold”) and upon the aggregate of all Losses exceeding the Threshold Vendors shall be required to pay the amount owing in respect of all of such Losses including the Threshold, except that the foregoing limitation shall not apply to wilful breaches of this Agreement or fraud.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

7.4.3
For claims made under Section 7.2.3, Vendors’ total liability shall not exceed $5,150,000, except that the foregoing limitation shall not apply to wilful breaches of this Agreement or fraud.
7.4.4
For greater certainty, nothing in this ARTICLE 7 shall affect, limit or restrict in any manner whatever the rights of Vendors pursuant to Section 3.6 hereof.
7.5
Adjustment to Purchase Price.
7.5.1
Any amount due from an indemnifying Party to an indemnified Party pursuant to this ARTICLE 7 shall be paid by the indemnifying Party to the indemnified Party within ten (10) Business Days following the final determination of the corresponding indemnification claim by way of wire transfer of immediately available funds to an account designated by the indemnified Party.
7.5.2
Any amount payable under this ARTICLE 7 shall be deemed to be an adjustment to the Purchase Price. For greater certainty, any such adjustment of the Purchase Price will be allocated among the Purchased Assets to which such adjustment can reasonably be considered to relate, or, if such adjustment does not reasonably relate to a particular Purchased Asset, such decrease or increase will be allocated to the goodwill of the Operations.
ARTICLE 8

TERMINATION
8.1
Termination. This Agreement will terminate prior to Closing:
8.1.1
by mutual written consent of Purchaser and Vendors;
8.1.2
by the Vendors, if Closing has not occurred by November 15, 2022 (the “Outside Date”), provided that the Vendors can, at their full discretion, extend the Outside Date for additional and consecutive periods of 10 days (each, an “Extension Period”) so long as prior to the Outside Date or the applicable Extension Period, the Vendors have provided written notice to the Purchaser of such extension;
8.1.3
by Purchaser, if Closing has not occurred by the Outside Date and there is an Encumbrance (other than a Permitted Encumbrance) not existing as of the date hereof registered against the Purchased Assets; or
8.1.4
by either Purchaser or Vendors if, after the Execution Date, any Applicable Law or Order has come into effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and in the case of an Order, such Order has become final and non-appealable.
8.2
Effect of Termination/Survival. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect without liability of any Party to any other Party to this Agreement, except that this Section 8.2 and ARTICLE 9 shall survive, and provided further that no Party shall be relieved of any Liability for (i) the

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

failure of such Party to consummate the transactions contemplated by this Agreement if, as and when required pursuant to this Agreement, or (ii) any fraud or breach by it of this Agreement.
ARTICLE 9

MISCELLANEOUS
9.1
Access to Books and Records and Product Samples. Purchaser shall retain, (a) until all applicable Tax statutes of limitations (including periods extended by waivers) have expired, all Books and Records and other documents in its possession pertaining to the Purchased Assets which are in existence on the Closing Date or come into its possession after the Closing Date covering periods which commenced on or prior to the Closing Date, (b) until all applicable record retention obligations under the Cannabis Act have expired, all Cannabis Records in its possession which are in existence on the Closing Date or come into its possession after the Closing Date covering periods which commenced on or prior to the Closing Date, such Cannabis Records to be retained at the Real Property, and (c) until the date that is one year after the Closing Date, all representative cannabis samples of products sold by the Vendors prior to the Closing Date, as custodian on behalf of the Vendors. After the Closing Date, Vendors and their representatives will have the reasonable right, during normal business hours and upon reasonable advance notice to the Purchaser, to inspect and make copies of such Books and Records and other documents, including Cannabis Records, then possessed by Purchaser to the extent Vendors require such information: (i) for Tax reporting (including the preparation or amendment of Tax returns or the contestation of Tax amounts or reassessments); (ii) to provide information required by the Applicable Law; (iii) in connection with any action, claim, suit, demand, litigation or arbitration proceeding, investigation, audit, enquiry or any other proceedings against a Vendor or any Affiliate thereof or to which a Vendor or any Affiliate thereof is a party or in which a Vendor or any Affiliate thereof has a legitimate interest; (iv) for the preparation of financial statements or information or any other disclosure, filing and information prepared by it as required by the Applicable Law or otherwise; or (v) for any other legitimate purpose. After the Closing Date, the Vendors and their representatives will have the reasonable right, during normal business hours and upon reasonable advance notice to the Purchaser, to access, inspect, test or otherwise use the representative cannabis samples of products sold by the Vendors prior to the Closing Date to the extent the Vendors require such access: (i) to provide information required by the Applicable Law; (ii) in connection with any action, claim, suit, demand, litigation or arbitration proceeding, investigation, audit, enquiry or any other proceedings against a Vendor or any Affiliate thereof or to which a Vendor or any Affiliate thereof is a party or in which a Vendor or any Affiliate thereof has a legitimate interest; or (iii) for any other legitimate purpose. The Purchaser will work collaboratively with the Vendors and their representatives to permit the Vendors and their representatives to obtain such access, inspection, testing or other use.
9.2
Further Assurances. Each Party upon the request of the other, whether at or after the date hereof, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

desirable to effect complete consummation of the transactions contemplated by this Agreement.
9.3
Public Notices. No press release or other announcement concerning the transactions contemplated by this Agreement shall be made by the Parties without the prior written consent of the others, such consent not to be unreasonably withheld, provided, however, that any Party may, without such consent, make such disclosure if the same is required by any stock exchange on which any of the securities of such Party or any of its Affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such Party or any of its Affiliates, and if such disclosure is required the Party making such disclosure shall give prior oral or written notice to the other, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure
9.4
Successors in Interest. This Agreement and the provisions hereof shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. Either Party may assign this Agreement and all of its rights and obligations hereunder to an Affiliate, provided however, that such assignment shall not relieve the assignor of its obligations hereunder.
9.5
Expenses. Vendors, on the one hand, and Purchaser, on the other hand, shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers, including any financial advisory, finders’ or brokers’ fees) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transaction contemplated hereby.
9.6
Interpretation. For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (b) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Appendices referred to herein shall be construed with, and as an integral part of, this Agreement.
9.7
Gender and Number. Words importing the singular include the plural and vice versa. Words importing gender include all genders.
9.8
Captions. The captions and headings contained herein are for reference only and in no way affect this Agreement or its interpretation.
9.9
Invalidity. If any covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby.
9.10
Entire Agreement. This Agreement and any agreements, instruments and other documents herein contemplated to be entered into among, by or including the Parties hereto, constitute

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

the entire agreement among the Parties hereto pertaining to the transaction and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, including the letter of intent dated August 26, 2022 and entered into by and between NWS and Purchaser, as amended from time to time.
9.11
Brokerage Commissions. Vendors, on the one hand, and Purchaser, on the other hand, will indemnify and hold harmless the other against any claims, Liabilities for fees, expenses, commission or other compensation assessed against such indemnified Party by any Person retained by the other who is acting or claiming to act as a broker or finder on behalf of such Party or Parties.
9.12
Counterparts. This Agreement may be executed in counterparts and by the electronic or facsimile transmission of an originally executed document.
9.13
Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws presently in force in the Province of Quebec and the laws of Canada applicable therein, without reference to the conflict of laws rules therein.
9.14
Currency. All of the dollar amounts mentioned in this Agreement or in the Schedules annexed hereto shall be in Canadian funds, unless otherwise specifically denominated.
9.15
Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.
9.16
Amendment. No amendment shall be binding unless expressly provided in an instrument duly executed by the Parties.
9.17
Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties to be bound thereby.
9.18
Language. The Parties declare that they have requested, and do hereby confirm their request, that this Agreement and all notices and other documents to be given or executed pursuant hereto be in English only. Les parties déclarent et confirment qu’elles ont exigé que les présentes ainsi que tous les avis et autres documents à être donnés ou exécutés en vertu des présentes soient rédigés en anglais seulement.

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above mentioned.

N REAL ESTATE L.P herein acting and represented by 9463-5455 QUÉBEC INC.		NEPTUNE WELLNESS SOLUTIONS INC.
Per:	/s/ Ray Silcock	Per:	/s/ Ray Silcock
Name:	Ray Silcock	Name:	Ray Silcock
Title:	Authorized Signatory	Title:	Authorized Signatory
PURCANN PHARMA INC.		9354-7537 QUEBEC INC.
Per:	/s/ Hugo St-Laurent	Per:	/s/ Ray Silcock
Name:	Hugo St-Laurent	Name:	Ray Silcock
Title:	President and Chief Executive Officer	Title:	Authorized Signatory

DOCPROPERTY "DocsID" \* MERGEFORMAT LEGAL_1:76122024.17 …/